Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	October 10, 2007
BUTLER NATIONAL CORPORATION ANNOUNCES ZONING REQUEST WITH CITY OF EDWARDSVILLE, KANSAS

OLATHE, KANSAS, October 10, 2007, - Butler National Corporation (OTC Bulletin Board "BUKS") announces the filing of a Change of Zoning Request with the City of Edwardsville, Kansas.

Butler National Corporation filed a Change of Zoning Request with the Planning Board Commission of the City of Edwardsville, Kansas for a property under option. The request is to rezone the property from Residential/AG to Special Use/Commercial C-2. Possible uses may be a Lottery Gaming Facility, Hotel, Indoor Ski Slope, and other amenities.

"We believe it is in the best interest of the land owner and us, as the option holder, to have this land zoned Commercial C-2 at this time. Our only interest in the property, at this time, is the potential development and management of an Indoor Ski Slope and related amenities.

We wanted to represent all potential uses of this property. Therefore, we listed the possible Intent of Use as a Lottery Gaming Facility, Hotel, and amenities. Assuming the rezoning is approved; we would then be in the position to further evaluate the possible operation of an Indoor Ski Slope and related supporting development, regardless of any gaming outcome.

We have filed an Application with the Lottery Gaming Commission for the Southwest Gaming Zone. We are focused on our application for the Southwest Gaming Zone. We have no intention being an applicant in the Northeast Gaming Zone." commented Clark D. Stewart, President and CEO.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon/Hawker Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

There is no assurance that Butler National will be awarded a contract to manage a state-owned facility for Kansas. The Kansas expanded Lottery Act provides for a fairly complex applicant review and selection process. Butler National plans to use its best efforts to acquire rights to manage a gaming facility on behalf of the State of Kansas.

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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